Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-249864 and 333-216946 on Form S-8 and Registration Statement Nos. 333-268172 and 333-256681 on Form S-3ASR of our reports dated February 23, 2023, relating to the financial statements of ProPetro Holding Corp. and Subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/S/ DELOITTE & TOUCHE LLP
Houston, Texas
February 23, 2023